                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-41540


                               1,012,642 Shares

                             DIGITAL ISLAND, INC.
                                 Common Stock



     This prospectus relates to the public offering, which is not being underwritten, of 1,012,642 shares of our Common Stock, which are held by some of our current stockholders.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "ISLD." On July 11, 2000, the average of the high and low price for the Common Stock was $40.00.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTIONS ENTITLED "RISK FACTORS" IN THE DOCUMENTS WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.


                        -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                        -------------------------------





================================================================================

                 The date of this prospectus is August 10, 2000

          No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Digital Island, Inc. (referred to in this prospectus as "Digital Island" or the "Registrant"), any Selling Stockholder (as defined below) or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

          Digital Island is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov

          Digital Island has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of the prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

          1. Digital Island's Annual Report on Form 10-K for the year ended September 30, 1999, filed on December 28, 1999;

          2. Digital Island's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed on February 11, 2000 (as amended by Form 10-Q/A as filed on February 22, 2000);

          3. Definitive Proxy Statement, dated March 21, 2000, filed on March 21, 2000 in connection with Digital Island's 2000 Annual Meeting of Stockholders;

          4. Digital Island's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000;

          5. The description of Digital Island's Common Stock, $0.001 par value per share, and associated rights, contained in its registration statement on Form 8-A, filed on June 7, 1999, including any amendment or report filed for the purpose of updating such description;

          6.   Digital Island's Current Report on Form 8-K filed October 27,
1999;

          7. Digital Island's Current Report on Form 8-K filed on December 9, 1999;

          8.   Digital Island's Current Report on Form 8-K filed on January 5,
2000;

          9.   Digital Island's Current Report on Form 8-K filed on July 6,
2000;

         10. Digital Island's Current Report on Form 8-K filed on July 17, 2000; and

          11. All reports and other documents filed by Digital Island pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

          Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Digital Island will provide without charge to each person to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Digital Island, Inc., Investor Relations, 45 Fremont Street, 12th Floor, San Francisco, California 94105. Digital Island's telephone number is (650) 738-4100.

                                  THE COMPANY

          The principal executive offices of Digital Island are located at 45 Fremont Street, 12th Floor, San Francisco, California 94105. Digital Island's telephone number is (415) 738-4100.

                             PLAN OF DISTRIBUTION

          Digital Island, Inc. is registering 1,012,642 shares of Common Stock, par value of $0.001 per share, on behalf of certain selling stockholders. Digital Island will receive no proceeds from this offering. The Shares (as defined below) may be offered by certain stockholders of Digital Island or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). 799,989 of the Shares (the "LOL Shares") were originally issued by Digital Island in connection with the merger of Live On Line, Inc. ("LOL"), a New York corporation, with LOL Acquisition, Corp. ("LOL Acquisition"), a wholly-owned subsidiary of Digital Island, with LOL being the surviving corporation (the "Merger"). The LOL Shares are being registered by Digital Island pursuant to the Agreement and Plan of Merger, dated as of January 18, 2000, by and among the Digital Island, LOL Acquisition, LOL and certain of the stockholders of LOL (the "Agreement and Plan of Merger"). The remaining 212,653 Shares (the "SRI Shares", and together with the LOL Shares, the "Shares") were originally issued by Digital Island in connection with the Technology Purchase Agreement and Research Alliance between SRI International, a California nonprofit public benefit corporation and Digital Island (the "Technology Purchase Agreement"). The SRI Shares are being registered by Digital Island pursuant to the Registration Rights Agreement, dated as of July 1, 2000, by and between Digital Island and SRI (the "Rights Agreement"). The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

          The Selling Stockholders will act independently of Digital Island in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more, or a combination of, the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

          In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The Selling Stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

          Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders have advised Digital Island that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by Selling Stockholders.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. Digital Island will make copies of this prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. Digital Island assumes no obligation to so deliver copies of this prospectus or any related prospectus supplement.

          Digital Island will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose: (a) the name of each such Selling Stockholder and of the participating broker-dealer(s), (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (f) other facts material to the transaction.

          The Selling Stockholders will be responsible for any fees, disbursements and expenses of any counsel for the Selling Stockholders. All other expenses incurred in connection with the registration of the Shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for Digital Island will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Digital Island will indemnify the Selling Stockholders against claims arising out of any untrue statement of a material fact contained in this Registration Statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading.

          Digital Island has undertaken to keep a Registration Statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or January 18, 2001. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

                             SELLING STOCKHOLDERS

          The following table sets forth the number of shares of common stock owned by each of the Selling Stockholders and the percentage of the total outstanding shares of Digital Island owned by each Selling Stockholder as of June 30, 2000. None of the Selling Stockholders has had a material relationship with Digital Island within the past three years other than as a result of the ownership of the Shares or other securities of Digital Island or as a result of their employment with Digital Island as of the date of the closing of the acquisition. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of this offering. No Selling Stockholder beneficially owns 1% or more of the outstanding shares of common stock of Digital Island. The Shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below.

                                                                                                   Number of Shares
                                                   Number of Shares             Percent of       Registered for Sale
     Name of Selling Stockholder                  Beneficially Owned        Outstanding Shares        Hereby (1)
     ---------------------------                  ------------------        ------------------   --------------------
Adam Cohen                                                295,340                    *                 295,340

Michael Fiorentino                                          7,731                    *                   7,731

Debra LaChance                                            310,030                    *                 310,030

Alan G. Schatten                                           42,522                    *                  42,522

Victor Starsia                                             77,314                    *                  77,314

Jennifer Sultan                                            40,203                    *                  40,203

SRI International                                         212,653                    *                 212,653

Veronis, Suhler & Associates, Inc.                         25,053                    *                  25,053

Beverly Westle                                              1,796                    *                   1,796
                                                  -------------------------------------------------------------------
TOTAL                                                   1,012,642                  1.5%              1,012,642
--------------

*    Represents beneficial ownership of less than one percent.

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Digital Island's outstanding shares of common stock.

                                 LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for Digital Island by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

          The consolidated financial statements of Digital Island, Inc. and its subsidiaries, incorporated in this prospectus by reference to Digital Island, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999, have been incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.


          The consolidated financial statements of Sandpiper Networks, Inc. at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                           -------------------------

                               TABLE OF CONTENTS


                                                                     Page
                                                                     ----
      Available Information........................................    1
      Incorporation of Certain Documents by Reference..............    1
      The Company..................................................    2
      Plan of Distribution.........................................    2
      Selling Stockholders.........................................    4
      Legal Matters................................................    5
      Experts......................................................    5



                            DIGITAL ISLAND, INC.

                              1,012,642 Shares
                               of Common Stock

          ---------------------------------------------------------


                                 Prospectus


          ---------------------------------------------------------


                                August 10, 2000